Exhibit 10.2

TERMINATION OF AGREEMENT AND RELEASES

AGREEMENT dated as of November 6, 2006, between SUPRATEK PHARMA, INC. (“SPI”), on the one hand, and AVANTOGEN ONCOLOGY, INC., formerly known as Innovate Oncology, Inc. (“AOI”), and GARDANT PHARMACEUTICALS INC., formerly known as Bioaccelerate Holdings Inc. (“GDT”), severally, on the other hand.

SPI and GDT are the parties to the License and Co-Marketing Agreement effective July 15, 2004 (the “Licensing Agreement”), pursuant to which SPI licensed GDT to develop and commercialize products comprising or utilizing SPI’s proprietary SP1010-O for the treatment of cancer in humans. GDT subsequently assigned, GDT’s rights and obligations under the Licensing Agreement to AOI, and AOI accepted such assignment.

SPI has requested that AOI and GDT agree to terminate the Licensing Agreement, with the result that all rights granted thereunder to GDT and to AOI as GDT’s assignee would revert to SPI, and AOI (on the basis of a recent strategic review suggesting prioritization of its lead clinical development program, RP101) and GDT are amenable to so doing, in each case, pursuant to the terms and subject to the conditions of this Agreement.

Accordingly, the parties hereto hereby agree as follows:

1. The License Agreement is hereby terminated effective as of the date hereof and shall no longer have any force or effect, and all rights granted under the License Agreement to GDT and to AOI as GDT’s assignee hereby revert to SPI effective as of the date hereof.

2. Each party hereto (a “Releasing Party”), on behalf of itself, its predecessors, and each of its present and former officers, employees, directors, shareholders, parents, subsidiaries, alter egos, affiliates, partners, agents, attorneys, accountants, successors and assigns, hereby fully and forever releases and discharges each of the other parties, its predecessors, and each of its present and former officers, employees, directors, shareholders, parents, subsidiaries, alter egos, affiliates, partners, agents, attorneys, accountants, successors and assigns (each, a “Released Party”), from any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature, at law, in equity or otherwise, whether now known or suspected, which have existed or may have existed or which do exist or which hereafter can or may exist, based on any facts events or omissions occurring from any time on or prior to execution of this Agreement, which arise out of, concern, pertain or relate in any way to the License Agreement (the “Released Claims”). For more certainty, the “Released Claims” shall not include any claim arising out of, concerning, pertaining or related in any way to the Form of Securities Purchase Agreement between SPI and Bioaccelerate Holdings Inc., dated March 9, 2005, as amended.

Each Releasing Party acknowledges that there is a possibility that subsequent to the execution of this Agreement, it will discover facts or incur or suffer claims which were unknown or unsuspected at the time this Agreement was executed and which, if known by it at that time, may have materially affected its decision to execute this Agreement and that, by reason of this Agreement, it is assuming any risk of such unknown facts and such unknown and unsuspected claims. Such party has been advised of the existence of Section 1542 of the California Civil Code (“Section 1543”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the foregoing, this Agreement shall constitute a full release in accordance with its terms. Each Releasing Party knowingly and voluntarily waives the provisions of Section 1542, as well as any other statute, law or rule of similar effect. In connection with such waiver and relinquishment, such Releasing Party acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those which it now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Releasing Party, through this Agreement, fully and finally to settle and release all such matters, and all claims relative thereto, which do now exist or have existed between and among the parties hereto. The Releasing Party hereby acknowledges that it understands and acknowledges the significance and consequence of this release and of this specific waiver of Section 1542 and other such laws.

Each Released Party will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Released Parties based on, arising out of or in connection with any Released Claim, except for an action commenced to enforce any rights conferred in this Agreement. In the event of any violation of its undertaking pursuant to this paragraph by a Releasing Party, this Agreement will be subject to termination at the election of the affected Released Party.

3. Each Releasing Party represents and warrants:

(a) that no other party, nor any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce it to execute this Agreement;

(b) that the person executing this Agreement in a representative capacity on its behalf is authorized and empowered to do so;

(c) that it has read this Agreement and understands the contents hereof and has made such an investigation of the facts pertinent to this Agreement and of all the matters pertaining hereto as it deems necessary; and

(d) that it has been represented by legal counsel of its own choice throughout all negotiations which preceded execution of this Agreement and has executed this Agreement with the consent and advice of such counsel.

4. Each Releasing Party further represents and warrants that it has not assigned or transferred any Released Claim that the Releasing Party has or may have against any Released Party, and agrees to indemnify and hold the Released Parties harmless from any liabilities, claims demands, damages, costs, expenses and attorneys’ fees incurred by any of them as a result of any person asserting any such assignment or transfer.

5. Nothing in this Agreement will be construed as an express or implied admission or acknowledgment by any party hereto of any liability to any other party or to any other person, all such liability being expressly denied. The parties hereto agree that this Agreement is the result of a compromise within the meaning of California Evidence Code Sections 1152 and 1154.

6. Each party hereto will upon request by another party, without charge or other consideration, execute such additional documentation and cooperate in such further proceedings as may become necessary to effectuate the terms of this Agreement.

7. This Agreement constitutes the entire agreement and understanding of the parties hereto concerning the subject matter hereof and supercedes and replaces any and all prior negotiations, proposed agreements and agreements, oral or written, relating thereto. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party, except as specifically set forth in his Agreement.

8. Any and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto will be governed by the laws of, and will be submitted and resolved by a court of competent jurisdiction sitting in, the State stipulated by the parties thereto in the Licensing Agreement.

9. This Agreement may be executed in any number of counterparts, and delivered via facsimile transmission, each of which will be deemed an original, but all of which together will constitute one and same instrument.

10. If any provision of this Agreement is adjudicated to be unenforceable or invalid for any reason, that part will be deemed to be severed from the balance of this Agreement, which will in no way be affected or impaired, unless the severed portion was essential to the intended purpose of this Agreement, in which case, the party who was to receive the benefit of the severed portion has the option to void this Agreement.

11. A party hereto, including any Released Party, to the extent such party is the prevailing party in such action, will be entitled to recover its reasonable attorneys’ fees, court costs and other fees, costs and disbursements in any action brought to enforce or interpret this Agreement.

12. This Agreement will bind and inure to the benefit of the parties hereto, including Released Parties, and their respective successors, assigns, heirs, administrators, executors and conservators.

13. This Agreement will be construed neutrally, and not applied more strictly against one party than another. This Agreement is null and void and shall have no effect unless it is signed by all three parties hereto.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, all as of the date first hereinabove written.

SUPRATEK PHARMA, INC.		AVANTOGEN ONCOLOGY, INC.

By:	/s/ Oleg Romar	By:	/s/ Christopher Nowers
	Oleg Romar		Christopher Nowers
	President and Chief Executive Officer		Chief Executive Officer

GARDANT PHARMACEUTICALS INC.

		By:	/s/ Lee Cole
Lee Cole
President and Chief Executive Officer